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Exhibit 10.28

300 CONSTITUTION DRIVE OFFICE LEASE
AGREEMENT TO TERMINATE

        THIS 300 CONSTITUTION DRIVE OFFICE LEASE AGREEMENT TO TERMINATE (the "Agreement") is made as of September 19, 2003, by and between TYCO ELECTRONICS CORPORATION, a Pennsylvania corporation ("Landlord"), and INTERWAVE COMMUNICATIONS, INC., a Delaware corporation ("Tenant").

RECITALS:

        A.    Landlord and Tenant entered into that certain 300 Constitution Drive Office Lease dated as of November 24, 1999 ("Original Lease"), pursuant to which Landlord has leased to Tenant certain premises commonly known as 312 Constitution Drive, Building I, Menlo Park, California ("Premises"). The Lease was amended by the Amendment of Office Lease dated as of September 14, 2001 ("Amendment"). The Original Lease, as amended by the Amendment, shall hereinafter be referred to as the "Lease."

        B.    Landlord and Tenant now desire to terminate the Lease upon the terms and conditions hereinafter set forth. Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings ascribed to such terms in the Lease.

        NOW, THEREFORE, the parties agree as follows:

        1.    Incorporation of Recitals.    The Recitals set forth above are incorporated in full into this Agreement by this reference.

        2.    Term.    Subject to the terms and conditions contained in this Agreement, the Lease shall terminate as of June 30, 2003 ("Termination Date").

        3.    Termination Fee.    As consideration for Landlord's entering into this Agreement, Tenant shall pay to Landlord, in immediately available funds, a termination fee in the amount of One Million Nine Hundred Thousand Dollars ($1,900,000) ("Fee"). Tenant shall pay the Fee to Landlord in nineteen (19) equal installments of $100,000 each. Tenant shall pay to Landlord the first installment of the Fee on or before October 1, 2003, and Tenant shall pay to Landlord the subsequent installments of the Fee on or before the first day of each month thereafter to and including April 1, 2005. If Tenant shall fail to pay to Landlord any monthly installment of the Fee on or before the fifth day of the month when due, and such failure shall continue for five (5) days following written notice thereof from Landlord to Tenant, at Landlord's option, Tenant shall pay to Landlord upon demand a late payment charge in an amount equal to five percent (5%) of the overdue installment, which the parties agree is a reasonable estimate of Landlord's damages arising therefrom; provided, however, that following the third occasion on which Landlord shall have given to Tenant written notice of an overdue installment in accordance with the foregoing provision, if Tenant shall fail to pay to Landlord any monthly installment of the Fee on or before the fifth day of the month when due, at Landlord's option, Tenant shall pay to Landlord upon demand such late payment charge in an amount equal to five percent (5%) of the overdue installment. In addition to the foregoing provisions, if Landlord shall be entitled to impose upon Tenant a late payment charge in accordance with the foregoing provisions by reason of Tenant's failure to make timely payment of any monthly installment of the Fee, Landlord shall have the right, by written notice given to Tenant after the date as of which Landlord shall be entitled to impose such late payment charge, to declare the entire unpaid portion of the Fee to be due and payable on the date that is seven (7) days following the date of such written notice to Tenant, in which case, unless Tenant shall make payment of such overdue monthly installment of the Fee within such 7-day period, Tenant shall be obligated to make immediate payment to Landlord of the entire unpaid portion of the Fee.

        4.    Surrender of Premises.    Landlord acknowledges that Tenant vacated and surrendered possession of the Premises to Landlord on or before the Termination Date, and that Landlord has accepted possession of the Premises in the condition required under the Lease. Accordingly, Landlord and Tenant shall have no further rights, obligations or claims with respect to each other arising from the Lease, except as provided in this Agreement and except for Landlord's indemnity obligations under Section 6.4(b) of the Lease, and except for Tenant's indemnity obligations under Section 6.4(a) of the Lease.

        5.    Abandoned Property.    In addition to any rights Landlord may have under the Lease or this Agreement, Landlord, at its sole option, may deem any furniture, fixtures, shelving, cabinets, tables, equipment, lighting, parts, inventory or personal property in, on or attached to the Premises and remaining in or on the Premises after the Termination Date ("Abandoned Property"), whether or not belonging to Tenant, to be abandoned, and Landlord may dispose of the Abandoned Property as Landlord in its sole discretion deems appropriate. Tenant shall not be entitled to any proceeds received by Landlord as a result of the disposition of the Abandoned Property. Tenant waives, to the greatest extent permitted by law, all of its rights under California Civil Code Sections 1980, et seq., as the same may be amended from time to time, and any related and successor statutes thereto.

        6.    Tenant's Representations and Warranties.    Tenant hereby represents and warrants to Landlord the following as of the Termination Date:

          (a)   Tenant has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease, Tenant's leasehold estate thereunder, the Premises or any other rights, title, interest under or arising by virtue of the Lease. Tenant has no knowledge of any claim, demand, obligation, liability, action or cause of action arising from or pursuant to the Lease or arising from any rights of possession arising under or by virtue of the Lease, Tenant's leasehold estate thereunder, or the Premises.

          (b)   The persons executing this Agreement on behalf of Tenant have the full right and authority to execute this Agreement on behalf of Tenant and to bind Tenant without the consent or approval of any other person or entity.

          (c)   Tenant nor Assignee has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially, all of its assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets, (v) admitted in writing to its inability to pay its debts as they become due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

        7.    Reinstatement.    In the event that all or any part of any payment or performance by Tenant under this Agreement shall be avoided or recovered directly or indirectly from Landlord as a preference, fraudulent transfer or otherwise under the U.S. Bankruptcy Code or any other bankruptcy, insolvency or similar laws, all of Landlord's rights under this Agreement shall be reinstated with respect to the payment or performance so avoided or recovered as though such payment had never been made or such obligation had never been performed.

        8.    Successors in Interest and Assigns.    This Agreement is binding on Landlord and its legal representatives, successors and assigns, and each of their officers, directors, shareholders, partners, employees, managers, independent contractors, agents and attorneys ("Landlord Entities"), and on Tenant and its authorized and unauthorized subtenants, legal representatives, successors and assigns, and each of their officers, directors, shareholders, partners, employees, managers, independent contractors, agents and attorneys ("Tenant Entities").

        9.    Tenant's Waivers, Releases, Waiver of California Civil Code Section 1542.    Upon termination of the Lease pursuant to this Agreement, Tenant, for itself and on behalf of all Tenant Entities, waives and releases all claims, demands, liabilities and causes of action which it now has, has ever had or may ever have in the future against Landlord and all Landlord Entities with respect to the Lease, the Premises, the occupation of the Premises by Tenant and all Tenant Entities and each of their guests and invitees, any alteration, additions or improvements to the Premises, the termination of the Lease and Tenant's vacation and surrender of the Premises; provided, however, that the release contained in this Section 9 shall not apply to claims, demands, liabilities or causes of action arising out of any failure by Tenant to perform its obligations under this Agreement or to perform its obligations under the Lease which, pursuant to this Agreement, survive the termination of the Lease. Subject to the foregoing, in making the foregoing waivers and releases, Tenant expressly waives any and all rights and benefits otherwise conferred by the provisions of Section 1542 of the California Civil Code and any other similar provision of any other jurisdiction, and expressly consents that the foregoing waivers and releases shall be given full force and effect according to each and all of their express terms and provisions, including both those relating to unknown and unsuspected claims, demands, liabilities and causes of action, if any, and to known or suspected claims, demands, liabilities and causes of action. Section 1542 of the California Civil Code provides:

    A general release does not extend to claims which the creditor does not know or expect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

        10.    Landlord's Waivers, Releases, Waiver of California Civil Code Section 1542.    Upon termination of the Lease pursuant to this Agreement, Landlord, for itself and on behalf of all Landlord Entities, waives and releases all claims, demands, liabilities and causes of action which it now has, has ever had or may ever have in the future against Tenant and all Tenant Entities with respect to the Lease, the Premises, the occupation of the Premises by Tenant and all Tenant Entities and each of their guests and invitees, any alternation, additions or improvements to the Premises, the termination of the Lease and Tenant's vacation and surrender of the Premises; provided, however, that the release contained in this Section 10 shall not apply to claims, demands, liabilities or causes of action arising out of any failure by Landlord to perform its obligations under this Agreement or to perform its obligations under the Lease which, pursuant to this Agreement, survive the termination of the Lease. Subject to the foregoing, in making the foregoing waivers and releases, Landlord expressly waives any and all rights and benefits otherwise conferred by the provisions of Section 1542 of the California Civil Code and any other similar provision of any other jurisdiction, and expressly consents that the foregoing waivers and releases shall be given full force and effect according to each and all of their express terms and provisions, including both those relating to unknown and unsuspected claims, demands, liabilities and causes of action, if any, and to known or suspected claims, demands, liabilities and causes of action. Section 1542 of the California Civil Code provides:

    A general release does not extend to claims which the creditor does not know or expect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

        11.    Interpretation of Agreement.    Landlord and Tenant acknowledge that they have both been represented by legal counsel in the negotiation and preparation of this Agreement and in the events leading up to this Agreement, and that they have both had the opportunity to review this Agreement, negotiate this Agreement, and make changes to it prior to its execution. Therefore, Landlord and Tenant both agree that the provisions of California Civil Code Section 1654, or any other similar statute or rule of law regarding the resolution of ambiguities against the drafting party, shall not apply to the enforcement and interpretation of this Agreement, and that this Agreement shall be given a fair and reasonable construction in accordance with the intent of Landlord and Tenant without regard to or in aid of any statute or rule of law.

        12.    General Provisions.

          (a)   Time is of the essence in the performance of the parties' respective obligations set forth in this Agreement.

          (b)   This Agreement constitutes the entire understanding of the parties relating to the subject matter hereof, and all prior agreements, representations, and understandings between the parties, whether oral or written, formal or informal, have no force or effect, all of the foregoing having been merged into this Agreement. Neither this Agreement nor any provision hereof shall be supplemented, terminated, modified or waived except by a writing signed by both Landlord and Tenant.

          (c)   Tenant shall not assign its rights or obligations under this Agreement to any other person or entity, without Landlord's prior written consent thereto, which shall not be unreasonably withheld. Any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and their respective successors and assigns.

          (d)   If for any reason, any provisions of this Agreement shall be held to be unenforceable, it shall not affect the validity or enforceability of any other provision of this Agreement.

          (e)   This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

          (f)    This Agreement may be executed in counterparts. All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original. Counterparts of this Agreement may be delivered by the parties through facsimile transmission.

          (g)   Should any dispute arise among the parties hereto or their legal representatives, successors and assigns concerning any provision of this Agreement or the rights and duties of any person in relation thereto, the party prevailing in such dispute shall be entitled, in addition to such other relief that may be granted, to recover reasonable attorneys' fees and legal costs in connection with such dispute. This provision is separate and several and shall survive the early termination of the Lease pursuant to this Agreement, the satisfaction or termination of this Agreement, and the merger of this Agreement into any judgment on this Agreement.

        13.    Notices.    All notices, demands or other communications given pursuant to this Agreement shall be in writing and shall be deemed to have been given upon receipt or refusal of receipt when personally delivered or transmitted by private nationally recognized overnight courier service, or by deposit in the United States mail, certified or registered, with return receipt requested, postage prepaid, addressed as follows: (a) if to Landlord, addressed to Tyco Electronics Corporation, 304 Constitution Drive, MS R38/1A, Menlo Park, CA 94025, Attn: Spencer K. Leslie, Director / Site Services; and (b) if to Tenant, addressed to interWave Communications, 2495 Leghorn Street, Mountain View, CA 94043-1611, Attn: Cal Hoagland, CFO, with a copy to Julie A. Frambach, Esq., Hopkins & Carley, A Law Corporation, 70 South First Street, San Jose, CA 95113-2406.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

LANDLORD:
TYCO ELECTRONICS CORPORATION, a Pennsylvania corporation
By:
Title:
TENANT:
INTERWAVE COMMUNICATIONS, INC., a Delaware corporation
By:
Title:

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  Exhibit 10.28
300 CONSTITUTION DRIVE OFFICE LEASE AGREEMENT TO TERMINATE